EXHIBIT 99.1
Habersham Bancorp Announces Intrastate Public Offering of Up to $25,000,000
CORNELIA, GA — (PRNewswire) — 7/29/10 — Habersham Bancorp (OTC BB: HABC.OB) announced today that it is commencing an intrastate public offering of Units to raise a minimum of $5,000,000 and a maximum of $25,000,000. Each Unit shall be offered for $1.30 and consist of one share of our common stock and one warrant to purchase an additional share of our common stock at the exercise price of $1.95 for a period of five years from the date of issuance of the warrant. If the entire offering is placed, the expected net proceeds to the Company after fees and expenses are estimated to be $22,700,000. Only residents of the State of Georgia may participate in the offering.
The common stock and warrants being offered will not be registered under the Securities Act of 1933, as amended, and the common stock and warrants may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The offering shall only be made pursuant to a prospectus. A registration statement relating to the shares of common stock and warrants issued in the offering (and the shares of common stock issuable upon exercise of the warrants) has been filed with the Georgia Securities Commissioner and has been declared effective. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our shares of common stock or warrants. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.
SAFE HARBOR STATEMENT
Some of the statements in this press release are “forward-looking statements” within the meaning of federal securities laws. When we use words like “anticipate”, “believe”, “intend”, “expect”, “estimate”, “could”, “should”, “will”, and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our beliefs and assumptions, and on the information available to us at the time that this press release was prepared, and numerous factors, many of which are beyond our ability to control or predict, may cause our actual results to differ materially and adversely from those expressed or implied by such forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.